Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (this “Amendment”), dated as of March 28, 2012, between PharMerica Corporation, a Delaware corporation (the “Company”), and Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), a New Jersey limited liability company, as Rights Agent (the “Rights Agent”), amends the Rights Agreement, dated as of August 25, 2011, between the Company and the Rights Agent (the “Rights Agreement”); all capitalized terms not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Board of Directors of the Company has determined that it is desirable to amend the Rights Agreement as set forth herein;

WHEREAS, subject to certain limited exceptions, Section 27 of the Rights Agreement provides that the Company may in its sole and absolute discretion from time to time supplement and amend the Rights Agreement without the approval of any holders of the Rights;

WHEREAS, this Amendment is permitted by Section 27 of the Rights Agreement; and

WHEREAS, pursuant to Section 27, the Company hereby directs that the Rights Agreement shall be amended as set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

Section 1. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

“(a) Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may, subject to Section 11(a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, and an amount equal to any tax or charge required to be paid under Section 9(e) hereof, by certified check, cashier’s check, bank draft or money order payable to the order of the Company, at any time which is both after the Distribution Date and prior to the time (the “Expiration Date”) that is the earliest of (i) the Close of

Business on March 28, 2012 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the closing of any merger or other 1(c)(ii)(A)(z) and 13(f) at which time the Rights are terminated, (iv) the time at which such Rights are exchanged as provided in Section 24 hereof, or (v) the final adjournment of the Company’s 2012 annual meeting of stockholders if stockholder approval of this Agreement has not been received prior to such time. Except for those provisions herein that expressly survive the termination of this Agreement, this Agreement shall terminate at such time as the Rights are no longer exercisable hereunder.”

Section 2. Amendment to Section 27. Section 27 of the Rights Agreement is hereby amended to read in its entirety as follows:

“Section 27. Supplements and Amendments. Subject to this Section 27, for so long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Agreement in any respect without the approval of any holders of the Rights. At any time when the Rights are no longer redeemable, except as provided in this Section 27, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights, provided that no such supplement or amendment may (a) adversely affect the interests of the holders of Rights as such (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person), (b) cause this Agreement again to become amendable other than in accordance with this sentence or (c) cause the Rights again to become redeemable. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made which changes the Redemption Price. Upon the delivery of a certificate from the Chief Executive Officer of the Company, which states that the proposed supplement or amendment complies with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment, provided that any supplement or amendment that does not amend Sections 18, 19, 20 or 21 hereof or this Section 27 in a manner adverse to the Rights Agent shall become effective as to the holders of the Rights and the Company immediately upon execution by the Company, whether or not also executed by the Rights Agent (but shall not be binding upon the Rights Agent until it is executed by it). Notwithstanding anything contained in this Agreement to the contrary, the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that affects the Rights Agent’s own rights, duties, obligations or immunities under this Agreement.”

Section 3. Addition of New Section 37. The Rights Agreement is amended by adding a new Section 37 thereof which shall read as follows:

“Section 37. Termination. Notwithstanding any provision of this Agreement to the contrary, except for those provisions herein that expressly survive the termination of this Agreement, this Agreement shall terminate and shall have no further force or effect as of March 28, 2012 and all Rights established hereunder shall automatically expire at such time.”

Section 4. Effective Date; Certification. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. The officer of the Company executing this Amendment, being the Chief Executive Officer of the Company, hereby certifies to the Rights Agent that the amendment to the Rights Agreement set forth in this Amendment is in compliance with Section 27 of the Rights Agreement and the certification contained in this Section 3 shall constitute the certification required by Section 27 of the Rights Agreement.

Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by, and construed in accordance with, the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that all provisions regarding the rights, obligations, duties and liabilities of the Rights Agent hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 6. Severability. The terms, provisions, covenants or restrictions of this Amendment shall be deemed severable and the invalidity or unenforceability of any term, provision, covenant or restriction shall not affect the validity or enforceability of any other term, provision, covenant or restriction hereof. If any term, provision, covenant or restriction of this Amendment, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable term, provision, covenant or restriction shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable term, provision, covenant or restriction and (b) the remainder of this Amendment and the application of such term, provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such term, provision, covenant or restriction, or the application thereof, in any other jurisdiction; provided further, that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

Section 7. Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile, PDF or similar method) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 8. No Modification. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Section 9. Headings. The headings of the sections of this Amendment have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

PHARMERICA CORPORATION

By:	/s/ Gregory S. Wishar
Name:	Gregory S. Weishar
Title:	Chief Executive Officer

COMPUTERSHARE SHAREOWNER
SERVICES LLC,
as Rights Agent

By:	/s/ Cassandra Shedd
Name:	Cassandra Shedd
Title:	Vice President

5